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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                                 Hot Topic, Inc.
                         -----------------------------
                                (Name of Issuer)

                                  Common Stock
                         -----------------------------
                         (Title of Class of Securities)

                                   441339 10 8
                         -----------------------------
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              FILED FEBRUARY 11, 1998

                      (REFLECTING OWNERSHIP AS OF 12/31/97)


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---------------------------                            -------------------------
CUSIP NO.441339 10 8                   13G                     PAGE 2 OF 4 PAGES
---------------------------                            -------------------------

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         ORVAL D. MADDEN
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         UNITED STATES
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
       NUMBER OF                8,497
        SHARES                  ------------------------------------------------
 BENEFICIALLY OWNED BY     6    SHARED VOTING POWER
 EACH REPORTING PERSON          274,300
         WITH                   ------------------------------------------------
                           7    SOLE DISPOSITIVE POWER
                                8,497
                                ------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
                                274,300
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         282,797
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         5.93%
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------


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ITEM 1.

(a)     Name of Issuer:  HOT TOPIC, INC.
(b)     Address of Issuer's Principal Executive Officers: 3410 POMONA BOULEVARD
                                                          POMONA, CA  91766

ITEM 2.

(a)     Name of Person Filing: ORVAL D MADDEN

(b)     Address of Principal Business Office or, if none, Residence:
                                           3410 POMONA BOULEVARD
                                           POMONA, CA 91766

(c)     Citizenship:  UNITED STATES

(d)     Title of Class of Securities:  COMMON STOCK

(e)     CUSIP Number:  441339 10 8

ITEM 3. NOT APPLICABLE.

ITEM 4. OWNERSHIP.

(a) Amount Beneficially Owned: 282,797, INCLUDING 8,497 SHARES ISSUABLE UPON EXERCISE OF OPTIONS WITHIN 60 DAYS OF DECEMBER 31, 1997, AND 274,300 SHARES HELD JOINTLY BY MR. MADDEN AND HIS SPOUSE.

(b)     Percent of Class:  5.93%

(c) Number of shares as to which such person has:

        (i)    sole power to vote or to direct the vote:  8,497
        (ii)   shared power to vote or to direct the vote:  274,300
        (iii)  sole power to dispose or to direct the disposition of:  8,497
        (iv)   shared power to dispose or to direct the disposition of:  274,300

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

NOT APPLICABLE.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

NOT APPLICABLE.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE.


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ITEM 9. NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE.

ITEM 10. CERTIFICATION

NOT APPLICABLE

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 10, 1998
--------------------------------
Date

/s/ Orval D. Madden
--------------------------------
Signature

Orval D. Madden
--------------------------------
Name/Title


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